UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  December 12, 2008

Commission File Number	Exact name of registrants as specified in their charters, address of principal executive offices and registrants' telephone number	IRS Employer Identification Number

1-8841 2-27612	FPL GROUP, INC. FLORIDA POWER & LIGHT COMPANY 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419 59-0247775

State or other jurisdiction of incorporation or organization: Florida
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e)	The following actions were taken on December 12, 2008:

          A)       The Compensation Committee of the Board of Directors of FPL Group, Inc. ("FPL Group" or the "Company") recommended, and the Company's Board of Directors approved, an amendment to the Company's Executive Annual Incentive Plan (the "Executive Annual Incentive Plan"). Pursuant to the amendment, at the discretion of the Committee (as defined in the Executive Annual Incentive Plan), awards under the Executive Annual Incentive Plan may be paid, in whole or in part, in cash and/or in shares of the Company's common stock, par value $.01 per share ("Common Stock"), provided that any shares of Common Stock must be issued in accordance with, and subject to the terms and conditions of, the LTIP (as hereinafter defined) or any successor plan. Prior to the amendment, awards under the Executive Annual Incentive Plan were payable solely in cash.

          The foregoing description of the amendment to the Executive Annual Incentive Plan is qualified in its entirety by reference to the full text of the FPL Group, Inc. Executive Annual Incentive Plan, as amended and restated, a copy of which is attached to this Current Report as Exhibit 10(a) and incorporated by reference in this Item 5.02(e).

          B)       The Compensation Committee recommended, and the Company's Board of Directors approved, amendments to some of the Company's compensation and benefits plans and to some of its agreements with executive officers and employees, primarily to reflect changes necessary to comply with Section 409A of the Internal Revenue Code ("Section 409A"). Section 409A is the tax law enacted in 2004 governing "nonqualified" deferred compensation arrangements that imposes additional tax and penalties on service providers (including employees and directors) if a covered arrangement does not comply with Section 409A. The Section 409A actions taken on December 12, 2008, which primarily affect the timing, but not the amount, of compensation that may be received, the timing of deferral distribution elections and the definition of some payment triggers, included the following:

1.

Freezing and grandfathering the benefits under the FPL Group, Inc. Supplemental Executive Retirement Plan as of December 31, 2004 and adopting an amended and restated FPL Group, Inc. Supplemental Executive Retirement Plan effective January 1, 2005;

2.	Adopting an Amended and Restated Supplement to the FPL Group, Inc. Supplemental Executive Retirement Plan as it applies to Lewis Hay, III, the Company's Chairman and Chief Executive Officer;
3.

Adopting the FPL Group, Inc. Deferred Compensation Plan effective January 1, 2005, as a successor to the FPL Group, Inc. Deferred Compensation Plan effective as of January 1, 1995, as amended and restated effective January 1, 2003 (the benefits under which were frozen and grandfathered);

4.	Adopting the FPL Group, Inc. Amended and Restated Long Term Incentive Plan effective December 12, 2008 ("LTIP");
5.	Approving an Amended and Restated Employment Agreement with Lewis Hay, III (the " Employment Agreement"); and
6.

Approving an Amended and Restated Executive Retention Employment Agreement ("EREA") with each of Lewis Hay, III, James L. Robo, Armando Pimentel, Jr., Armando J. Olivera, John A. Stall and each of the Company's other executive officers.

          The EREAs include an additional amendment that provides for payment cutbacks under some circumstances where the payments otherwise due would result in excise tax payments under Section 280G of the Internal Revenue Code, and the EREAs and the Employment Agreement include additional amendments that specify the treatment of unused vacation days and the post-employment availability of certain health benefits on an employee-paid premium basis.

          The foregoing description is qualified in its entirety by reference to the full texts of the described plans and agreements, copies of which are attached to this Current Report as Exhibits 10(b) through 10(g) and incorporated by reference in this Item 5.02(e).

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits
Exhibit Number	Description	FPL Group	FPL
10(a)	FPL Group, Inc. Executive Annual Incentive Plan, as amended and restated on December 12, 2008	x	x
10(b)	FPL Group, Inc. Supplemental Executive Retirement Plan, amended and restated effective January 1, 2005 (SERP)	x	x
10(c)	Amended and Restated Supplement to the SERP as it applies to Lewis Hay, III effective January 1, 2005	x	x
10(d)	FPL Group, Inc. Deferred Compensation Plan effective January 1, 2005	x	x
10(e)	FPL Group, Inc. Amended and Restated Long Term Incentive Plan effective December 12, 2008	x	x
10(f)	Amended and Restated Employment Agreement with Lewis Hay, III dated December 12, 2008	x	x
10(g)

Form of Amended and Restated Executive Retention Employment Agreement with each of Lewis Hay, III, James L. Robo, Armando J. Olivera, Armando Pimentel, Jr.,
John A. Stall, F. Mitchell Davidson, Christopher A. Bennett, Robert L. McGrath,
James W. Poppell, Antonio Rodriguez and Charles E. Sieving

		x	x

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.
FPL GROUP, INC. FLORIDA POWER & LIGHT COMPANY (Registrants)
Date: December 18, 2008

CHARLES E. SIEVING

Charles E. Sieving Executive Vice President & General Counsel of FPL Group, Inc. and Executive Vice President of Florida Power & Light Company